As filed with the Securities and Exchange Commission on December 12, 1997

                                                Registration No. _______________

                                    FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           NATURAL HEALTH TRENDS CORP.
             (Exact name of registrant as specified in its charter)

        Florida                                          59-2705336
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

               2001 West Sample Road Pompano Beach, Florida 33064
               (Address of principal executive offices) (Zip Code)

               Natural Health Trends Corp. 1997 Stock Option Plan
                            (Full title of the plan)

                    Neal Heller, Natural Health Trends Corp.
               2001 West Sample Road, Pompano Beach, Florida 33064
                     (Name and address of agent for service)

                                 (954) 969-9771
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                    Amount to      Proposed         Proposed
        Title of Each Class of Securities              be       Offering Price      Aggregate         Amount of
                to be Registered                   Registered    Per Share(1)    Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001 par value
  ("Common Stock")...............................     3,000,000     $.09375        $281,250         $85.23
---------------------------------------------------------------------------------------------------------------------
Total Registration Fee...........................                                                   $85.23
=====================================================================================================================

(1) Pursuant to Rule 457, the offering price of such shares is estimated solely for the purpose of determining the registration fee.

                                     PART 2

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  are   incorporated  by  reference  in  this
registration statement.

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

         (b) The Registrant's Current Report on Form 8-K dated January 7, 1997. the Registrant's Current Report on Form 8-K dated January 31, 1997, the Registrant's Current Report on Form 8-K dated February 19, 1997, the Registrant's Quarterly Report on Form 10-QSB for the period ended March 31, 1997, the Registrant's Current Report on Form 8-K dated August 7, 1997, the Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 1997, the Registrant's Current Report on Form 8-K/A dated October 6, 1997, the Registrant's Quarterly Report on Form 10-QSB for the period ended September 30, 1997 and all other reports filed by the Registrant pursuant to
                  Section 13(a) or 15(d) of the Exchange Act since December 31, 1996;

         (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 3, 1995 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information in this Registration Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.


Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Martin C. Licht, a director of the Company, is a member of Lane & Mittendorf LLP, counsel to the Company.


Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 607.0850 of the Florida Business Corporation Act (the "FBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

Number              Description of Exhibit

4.1   -- 1997 Stock Option Plan.
5.1   -- Opinion of Lane & Mittendorf LLP, counsel to the Company.
23.1  -- Consentof Feldman Radin & Co., P.C.


Item 9.  UNDERTAKINGS.

         1. The undersigned, Company, hereby undertakes:

                    (a) To file,  during any period in which the Company  offers
or  sells  securities,  a  post-effective   amendment(s)  to  this  registration
statement:

                           (1)     To include any prospectus required by Section
                                    10(a)(3) of the Securities Act;

                           (2) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and

                           (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective, amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

            (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Broward, State of Florida on December 12, 1997.


                           NATURAL HEALTH TRENDS CORP.

                           By:      /s/ Neal R. Heller
                                    Neal R. Heller, President and
                                    Chief Executive Officer

                           By:      /s/ Robert B. Bruce
                                    Robert B. Bruce, Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints NEAL R. HELLER and/or ELIZABETH S. HELLER his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                   Title                      Date

/s/ Sir Brian Wolfson        Chairman and Director         December 12, 1997
Sir Brian Wolfson

/s/ Neal R. Heller           President, Chief Executive    December 12, 1997
Neal R. Heller               Officer and Director

/s/ Elizabeth S. Heller      Secretary and Director        December 12, 1997
Elizabeth S. Heller

/s/ Martin C. Licht          Director                      December 12, 1997
Martin C. Licht

/s/ Arthur Keiser            Director                      December 12, 1997
Arthur Keiser

______________________       Director                      December ___, 1997
Hiram Knott